Exhibit 99.1

News Release

NUCOR ANNOUNCES RESIGNATION OF DIRECTOR

CHARLOTTE, NORTH CAROLINA, September 7, 2007—Nucor Corporation (NYSE: NUE) announced that Raymond J. Milchovich has resigned from its board of directors.

In a letter dated September 6, 2007, Mr. Milchovich informed the Board that he was resigning at the earliest mutually acceptable date due to other increasing personal and professional demands on his time. Mr. Milchovich serves as Chairman and Chief Executive Officer of Foster Wheeler Ltd. (Nasdaq: FWLT). Mr. Milchovich stated in his letter, “This is a decision upon which I have spent considerable time because of the admiration that I have for Nucor, its Management Team, its Board, and all of its team members worldwide. I have truly enjoyed my tenure as a Board member and will miss the opportunity to serve with other members of the Board and management. Nucor is a world class company led and operated by a dedicated world class team of people.”

“It is with regret that we accept Ray’s resignation,” said Dan DiMicco, Nucor’s Chairman, President and Chief Executive Officer. “He has been an outstanding director over the past five years. His guidance, experience and independent judgment have played an important role in the success of Nucor, and we will miss his leadership and active participation on the Board. We thank Ray for his service and wish him and his family the best.”

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel—in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America’s largest recycler.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina    28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com